Exhibit i

April 28, 2005

Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, Virginia 22203

Ladies and Gentlemen:

     You have requested my opinion, as counsel to Homestead Funds, Inc. (“Fund”), a Maryland Corporation, as to certain matters regarding the issuance of Shares of the Fund. As used in this letter, the term “Shares” means the shares of common stock of each series of the Fund that may be issued pursuant to the Registration Statement for Homestead Funds, Inc. filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933 (“1933 Act”).

     As counsel, I have examined the Fund’s Articles of Incorporation, Articles Supplementary, and By-laws and such resolutions and minutes of meetings of the Fund’s Board of Directors as I have deemed relevant to this opinion, as set forth herein. This opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in my experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that State and to the 1933 Act, the Investment Company Act of 1940 (“1940 Act”) and the regulations of the SEC thereunder.

     Based on the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized by the Fund and that, when sold, the Shares will have been validly issued, fully paid and non-assessable, provided that (1) the Shares are sold in accordance with the terms contemplated by the Registration Statement, including receipt by the Fund of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, and (2) the aggregate number of Shares issued, when combined with all other then-outstanding shares, does not exceed the number of shares that the Fund is authorized to issue.

     I hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement.

Very truly yours,

/s/ Denise Trujillo

Denise Trujillo